FORM NO. 3a

Registration No. 36832

BERMUDA

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of ***the Companies Act 1981***

SeaDrill Limited by resolution and with the approval of the Registrar of Companies has changed its name and was registered as **Seadrill Limited** on the **20th** day of **December, 2006.**

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this **29th** day of **December, 2006**

For Acting Registrar of Companies